Exhibit 10.16.2

Amendment Two to Property Management Service Contract

WHEREAS, Xiamen Software Industry Investment and Development Co., Ltd. (Assignee/Party B) and eHealth China (Xiamen) Technology Co., Ltd. (Client/Party A) are parties to the Property Management Service Contract dated March 31, 2006 (the “Contract”) and Amendment One to Property Management Service Contract dated November 7, 2006 (“Amendment One”); and

WHEREAS, Party A and Party B desire to revise the following terms of the Contract and Amendment One in this Amendment Two to Property Management Service Contract (“Amendment Two”).

NOW THEREFORE, the Parties mutually agree to the following:

1. Article 3 in Chapter I of the Contract is hereby modified and amended as follows:

“Party A rents the property of the Xiamen Software Park. The premises of the lease are room 9F-A, 9F-B and 10F-B of Chuangxin Building, with a total chargeable area of 3743.43m2 {actual area of 3403.12 * (1+10%)}. In accordance with the relevant property management statutes and decrees, Party A and owners of this property and other users consign the property to Party B, and Party B will provide Party A with uniform and chargeable property management services discussed below.”

2. Article 17.1 in Chapter III of the Contract is hereby modified and amended as follows:

“General Management Fee and Public Building Maintenance Fee: shall be paid every quarter, calculated by the square meters of chargeable area rented by Party A. Each payment shall be made quarterly, within the first 7 days of each calendar quarter, with quarterly general management fee in the amount of (¥31444.81) and quarterly public maintenance fee in the amount of (¥5615.15). Both Party A and Party B agree that the general management fee and public building maintenance fee for Area 10F-B will be charged commencing from December 1st, 2007.”

3. Chapter I of the Appendix of Contract is hereby modified and amended as follows:

“A new Section 16.5 shall be added to the Contract as follows:

‘16.5 Charge for Central Air Conditioners

Party B shall provide central air conditioning for the entire premises leased by Party A at a rate of RMB 10.00 per square meter per month during the usage period (generally from May 1 to October 31 of the year, usage period can be adjusted through friendly discussion between both sides). The charge will be calculated as if the chargeable area of the leased premises were 3369.09 m2 (providing for a discount to Party A). The central air conditioning shall operate from 8:00 am to 20:00 am through Friday, closing during legal holidays.’”

4. Article 24 in Chapter IV of the Appendix of Contract is hereby modified and amended as follows:

“The term of this contract shall be for the same period as the Office Lease Contract between the Parties hereto and Xiamen Torch Hi-tech Industrial Development Zone Finance Services Center dated March 31st, 2006 (the ‘Office Lease Contract’). Upon termination of the Office Lease Contract, this contract will automatically terminate. This contract shall automatically renew for the same period(s) of time as the Office Lease Contract.”

5. This Amendment Two is based on Article 21 of the Contract, which states that “[t]he two parties can supplement or amend terms of this contract if such supplement or amendment is agreed to in writing by the Parties. Such supplement or amendment shall have the same effectiveness as this contract.” When signed and sealed below by an authorized representative of each party, this Amendment Two shall become effective. Except for the above revised terms, the other terms of the Property Management Service Contract dated March 31, 2006 and Amendment One to Property Management Service Contract dated November 7, 2006 shall remain effective and unchanged.

Party A: eHealth China (Xiamen) Technology Co., Ltd.

By:	/s/ Sheldon Wang
Name:	Sheldon Wang, President and CEO

Date: 1/2/2008

Party B: Xiamen Software Industry Investment and Development Co., Ltd.

By:	/s/ Wang, Hua
Name:

Date: 1/16/2008